Exhibit 2.1

Execution Version

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This is AMENDMENT NO. 1 to the Agreement and Plan of Merger, dated as of August 30, 2013 (this “Amendment”), by and among Michael Baker Corporation, a Pennsylvania corporation, Integrated Mission Solutions, LLC, a Delaware limited liability company, and CDL Acquisition Co. Inc., a Pennsylvania corporation that is a wholly owned Subsidiary of Parent and the successor by merger to Project Steel Merger Sub, Inc. (together, the “Parties”).

RECITALS

A. The Parties have entered into that certain Agreement and Plan of Merger dated as of July 29, 2013 (the “Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.

B. Pursuant to Section 10.02 of the Agreement, the Parties may amend the Agreement in writing at any time prior to the Effective Time subject to the provisions of the applicable Laws; and

C. The Parties desire to make certain amendments to the Agreement to permit additional time for the preparation of certain filings and the commencement of the Offer as set forth below.

NOW, THEREFORE, in consideration of the foregoing mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1 Amendment of Section 1.01(a). Section 1.01(a) of the Agreement is hereby amended to replace the text “August 30, 2013” therein with the text “September 6, 2013 or such other date to which Parent and the Company mutually agree in writing (each in its sole discretion) (the “Targeted Commencement Date”)”.

2 Amendment of Section 9.03(d). Section 9.03(d) of the Agreement is hereby amended to replace the text “August 30, 2013” therein with the text “the Targeted Commencement Date”.

3 General.

(a) Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with the terms thereof. All references in the Agreement to “this Agreement” shall be deemed to refer to the Agreement as amended by this Amendment.

(b) For the convenience of Parties hereto, this Amendment may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Amendment may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

(c) The provisions of Article X (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties as of the date first above written.

MICHAEL BAKER CORPORATION

/s/ H. James McKnight
Name:	H. James McKnight
Title:	Office of the CEO

INTEGRATED MISSION SOLUTIONS, LLC

/s/ Thomas J. Campbell
Name:	Thomas J. Campbell
Title:	Chairman

CDL ACQUISITION CO. INC.

/s/ Thomas J. Campbell
Name:	Thomas J. Campbell
Title:	Chairman

Signature page to Amendment No. 1 to Agreement and Plan of Merger